For Immediate Release

Press Release

HARMONY TRADING CORP. (OTCBB: HRMY) AND NIXXO TECHNOLOGIES INC. EXECUTE MERGER AGREEMENT

HARMONY TRADING CORP. TO COMPLETE THREE-FOR-ONE FORWARD STOCK SPLIT IN DECEMBER 2000

NEW YORK and SAN JOSE, CALIFORNIA, November 27, 2000 -- Harmony Trading Corp. (OTCBB: HRMY), and Nixxo Technologies Inc. today announced that they have executed a definitive merger agreement for Harmony Trading to acquire Nixxo Technologies.

Under the merger agreement, the stockholders of Nixxo Technologies will own approximately 83% of the company after the merger and the stockholders of Harmony Trading will own approximately 17% of the company after the merger. The companies anticipate a closing date in January 2001.

Harmony also announced that it has declared a three-for-one forward split of its common stock. Holders of record at the close of Business on November 20, 2000 will receive two additional shares of common stock for each share of common stock owned on the record date. The payout date for the new certificates has been set as of December 4, 2000 and the ex-date has been set for December 5, 2000.

About Nixxo Technologies, Inc.

Nixxo Technologies is a GSM chipset and operating system design company based in San Jose, California, that will begin shipping GSM chipsets to various customers in the first quarter of 2001. The GSM cellular market represents 65% of the world cellular phone market with a growth rate of 30% per year. The GSM phone market worldwide is 150 million units per annum. Nixxo Technologies' ownership of core GSM technology puts it at the forefront of this enormous market place.

About Harmony Trading Corp.

Harmony Trading is a direct seller of Doncaster women's apparel and accessories.

Disclaimer: This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation and approvals, and other risks defined in this document and in statements filed from

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time to time with the Securities and Exchange Commission. In addition, statements concerning the completion of the proposed merger are forward looking in nature and may the merger may not completed or on the same terms as described in this press release. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of Harmony Trading or Nixxo Technologies are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, Harmony Trading and Nixxo Technologies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For further information

Mr. Maurice Loverso, Investor Relations (514) 286-0909
or Mr. Stanley Kim of Nixxo Technologies Inc. (408) 943-1200